Execution Version Exhibit10.2
AMENDMENT LETTER

To:	Meda AB (publ) as the Company

Address:	Pipers väg 2

SE-170 09 SOLNA

Sweden

Attention:	Henrik Stenqvist
29 October 2015
Dear Sirs
Meda AB (publ) – SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated 17 December 2014 (the “Agreement”)

1.	Background

(A)	This letter is supplemental to and amends the Agreement.

(B)
Pursuant to clause 34 (Amendments and waivers) of the Agreement, the Lenders have consented to the amendments to the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.	Interpretation

(A)	Terms defined in the Agreement have the same meaning in this letter unless given a different meaning in this letter.

(B)	The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter with all necessary changes.

(C)	“Effective Date” means the date on which the Agent confirms that it has received all of the documents and other evidence set out in clause 3(B) below in form and substance satisfactory to the Agent.

3.	Amendments

(A)	Subject to paragraph (B) below, the Agreement will be amended from the Effective Date in accordance with paragraph (C) below.

(B)	The Agreement will not be amended by this letter unless the Agent notifies the Company and the Lenders that it has received:

(1)	a copy of this letter countersigned by the Company; and

(2)	all of the documents set out in paragraph 4 (Conditions precedent) in form and substance satisfactory to the Agent.

The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(C)	On and from the Effective Date, the Agreement will be amended as follows:

(1)	the following definition shall be inserted into clause 1.1 (Definitions) of the Agreement:

“Major Acquisition” means (i) a single Approved Acquisition; or (ii) a series of Approved Acquisitions during the period between two Quarter Dates in the same financial year, where, in each case, the aggregate cash and non-cash consideration paid or payable by the Company exceeds EUR 250,000,000 (or its equivalent).”

(2)	a new clause 12.5 (Acquisition Window fee) shall be inserted into clause 12 (Fees) of the Agreement as follows:
“12.5    Acquisition Window fee
The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.10 per cent of the Total Commitments as at each date upon which an Acquisition Window Notice is delivered to the Agent under paragraph (C) of clause 20.2 (Adjusted Senior Net Debt to Adjusted EBITDA). The fee shall be payable by the Company to the Agent (for the account of each Lender) no later than the date falling 10 Business Days after the date of the relevant Acquisition Window Notice.”

(3)
the word “The” at the beginning of clause 20.2(A) (Adjusted Senior Net Debt to Adjusted EBITDA) of the Agreement shall be deleted and replaced with the words “Subject to paragraphs (C) to (F) below, the”;

(4)	the following shall be added after the existing clause 20.2(B) (Adjusted Senior Net Debt to Adjusted EBITDA) of the Agreement:

“(C)	Provided that it has:

(1)	notified the Agent as such within 15 Business Days after the date of completion of a Major Acquisition (such notification constituting an “Acquisition Window Notice”); and

(2)	provided the Agent, on or before the delivery of the Acquisition Window Notice referred to in paragraph (1) above, with the following:

(i)	a legal due diligence report prepared by the Company’s external legal counsel relating to the Major Acquisition;

(ii)	a financial due diligence report prepared by the Company’s external advisors relating to the Major Acquisition;

(iii)	a “sources and uses” financing plan prepared by the Company;

(iv)	a presentation or other description of the Major Acquisition (including details of the target company/ies), including an analysis of the strategic rationale of the Major Acquisition; and

(v)	a copy of the financial management case,

and subject always to the provisions of paragraphs (B) above and (D) to (F) below, the Company may require that the Adjusted Senior Net Debt to Adjusted EBITDA Ratio set out in paragraph (A) above shall:

(3)	for each Test Period ending on the subsequent four Quarter Dates following the completion of such Major Acquisition, not exceed 5.50:1.00;

(4)	for each Test Period ending on the subsequent fifth, sixth, seventh and eighth Quarter Dates following the completion of such Major Acquisition, not exceed 5.00:1.00,
(the total time period referred to in paragraphs (3) and (4) above being (subject to paragraph (D) below) the “Acquisition Window”); and

(5)
for each Test Period ending on a Quarter Date after the end of an Acquisition Window, the Adjusted Senior Net Debt to Adjusted EBITDA Ratio set out in clause 20.2 (Adjusted Senior Net Debt to Adjusted EBITDA) of this Agreement shall not exceed 4.50:1.00.

(D)

(1)
If at any time the Company delivers a Compliance Certificate to the Agent in accordance with the terms of this Agreement which evidences that the Adjusted Senior Net Debt to Adjusted EBITDA Ratio was equal to or less than 4.50:1.00 for any Test Period ending on a Quarter Date within an Acquisition Window, the Company may elect, by written notice to the Agent, that such Acquisition Window ends on and from the date of such notice.

(2)	Any Acquisition Window which is outstanding on any date which is six months prior to a Termination Date shall automatically end on that date.

(E)	The Company may complete one or more Approved Acquisitions (including any Major Acquisition) during any Acquisition Window, provided that:

(1)
the Adjusted Senior Net Debt to Adjusted EBITDA Ratio set out in paragraph (C) above is met, and other provisions of the Finance Documents are complied with, at all times during that Acquisition Window; and

(2)
all timings as set out in paragraph (C) above shall be calculated by reference to the first such Major Acquisition to occur within that Acquisition Window, and the ratios that must be complied with are not reset by the making of any subsequent Major Acquisitions within that same Acquisition Window.

(F)	Notwithstanding the provisions above:

(1)
the Company may only utilise one Acquisition Window at a time and may not utilise a second or a subsequent Acquisition Window unless and until the Company has delivered a Compliance Certificate to the Agent in accordance with the terms of this Agreement evidencing that the Adjusted Senior Net Debt to Adjusted EBITDA Ratio on the Quarter Date following the end of the previous Acquisition Window was at or below 4.50:1.00;

(2)
the Company may only submit an Acquisition Window Notice if, on the most recent Quarter Date prior to utilisation of the Acquisition Window in relation to which a Compliance Certificate was delivered in accordance with the terms of this Agreement, such Compliance Certificate evidenced that the Adjusted Senior Net Debt to Adjusted EBITDA Ratio was at or below 4.50:1.00;

(3)	the Company may not:

(a)	submit an Acquisition Window Notice nor may any Acquisition Window remain outstanding at any time during the six Months prior to any Termination Date;

(b)	submit an Acquisition Window Notice if an Acquisition Window is already outstanding;

(c)	utilise an Acquisition Window for any purposes other than the making of Major Acquisitions.”

(5)
clause 20.3 (Adjusted Senior Net Debt to Equity) of the Agreement and the definition of “Adjusted Senior Net Debt to Equity” in clause 20.1 (Definitions) of the Agreement shall each be deleted in its entirety; and

(6)
the words “Adjusted Senior Net Debt to Equity Ratio [] (based on Total Interest Bearing Debt of [1, Cash and Cash Equivalents of [1, Subordinated Debt of [] and Equity of []).” shall be deleted from schedule 7 (Form of Compliance Certificate) of the Agreement in their entirety.

4.	Conditions precedent

The conditions precedent to be delivered to the Agent by the Company in accordance with paragraph 3(B) (Amendments) above are:

(A)	A certified copy of the current registration certificate (Sw. registreringsbevis) and articles of association (Sw. bolagsordning) of the Company.

(B)	A certified copy of a resolution of the board of directors of the Company:

i.	approving the terms of, and the transactions contemplated by, this letter and resolving that it executes this letter;

ii.	authorising a specified person or persons to execute this letter on its behalf; and

iii.	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this letter.

(C)
A specimen of the signature of each person authorised by the resolution referred to in paragraph (B) above, unless provided previously (provided it remains in form and substance satisfactory to the Agent for the purposes of this letter).

(D)
A certificate of an authorised signatory of the Company certifying that each copy document specified in this paragraph (4) is correct, complete and in full force and effect as at a date no earlier than the Effective Date.

(E)	A copy of this letter, signed and dated.

(F)	Evidence that all fees, costs and expenses due from the Company under the Finance Documents have been paid or will be paid at the Effective Date.

(G)	A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Company is necessary in connection with the entry into and performance of the transactions contemplated by this letter or for the validity and enforceability of this letter.

5.	Representations

By countersigning this letter, the Company confirms to each Finance Party that on the date of their countersignature of this letter the Repeating Representations:

(A)	are true; and

(B)	would also be true if references to the Agreement are construed as references to the Agreement as amended by this letter.

Each Repeating Representation is applied to the circumstances existing at the time the Repeating Representation is made and are deemed to also be made by the Company on and immediately prior to the Effective Date by reference to the facts and circumstances then existing.

6.	Continuing obligations

(A)	The Company:

(1)	agrees to the amendment of the Agreement; and

(2)
with effect from the Effective Date, confirms that its obligations under or in connection with the Finance Documents will continue in full force and effect and extend to the liabilities and obligations of the Company to the Finance Parties under the Finance Documents as amended by this letter.

(B)
Other than as amended by the terms of this letter, the Agreement and all other Finance Documents shall continue in full force and effect and, from the Effective Date, the Agreement and this letter will be read and construed as one document.

7.	Fees

The Company shall pay to the Agent an amendment fee of 0.10 per cent of the aggregate Commitments of the Lenders that consented to the amendments outlined in paragraph 3(C) above (each a “Consenting Lender”), for the account of the Consenting Lenders on a pro rata basis, on the date upon which this letter is countersigned by the Company, to be payable by the Company to the account notified to the Company by the Agent for this purpose.

8.	Finance Document

This letter is a Finance Document.

9.	Counterparts

This letter may be signed in any number of counterparts and this has the same effect as if the signatories on the counterparts were on a single copy of this letter.

10.	Governing law and jurisdiction

(A)	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

(B)	Clause 38.1 (Jurisdiction) of the Agreement shall apply to this letter as if set out in full in this letter, except that references therein to “this Agreement” shall be deemed to be to “this letter”.

If you agree to the above, please sign where indicated below.
Yours faithfully

For Danske Bank A/S as Agent

Form of acknowledgement
We agree to the above.

For Meda AB (publ) as the Company

Date: